EXHIBIT 99.1

For Immediate Release
Waste Management Elects Sean Menke and Maryrose Sylvester to Board of Directors	FOR MORE INFORMATION Waste Management Website www.investors.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Janette Micelli 602.579.6152 jmicelli@wm.com

Houston — March 15, 2021 — Waste Management (NYSE: WM) announced today that Sean Menke, President and Chief Executive Officer of Sabre Corporation, and Maryrose Sylvester, former U.S. Managing Director and U.S. Head of Electrification for ABB Ltd., have been elected to its board of directors, effective immediately.

“Following a robust process to identify and add talented leaders to Waste Management’s board of directors, we are excited to welcome Maryrose and Sean, whose extensive leadership skills and diverse backgrounds will complement our existing Board members,” said Thomas Weidemeyer, Waste Management’s chairman.

Mr. Menke, 52, is a proven transformation leader, using his extensive experience in technology and transportation operations to bring together strategy and data to address complex issues. Since the end of 2016, he has served as President and Chief Executive Officer, and a member of the board of directors, of Sabre Corporation, a global software and technology company that powers the travel industry. Before joining Sabre, Mr. Menke spent more than 20 years in executive leadership roles in the airline industry, including at Hawaiian Airlines, Pinnacle Airlines, Frontier Airlines and Air Canada. He holds a Bachelor of Science in Economics and Aviation Management from Ohio State University and an MBA from the University of Denver.

Ms. Sylvester, 55, is a strategic, growth-oriented leader who is passionate about technology, innovation and automation. Most recently, she served as U.S. Managing Director and U.S. Head of Electrification for ABB Group, a global technology company, operating mainly in areas of electrification, robotics, power, and automation. Prior to joining ABB Group, Ms. Sylvester spent more than 30 years at GE, serving most recently as President and Chief Executive Officer of Current, a digital power service business that delivers integrated energy systems. She serves on the board of directors of Harley-Davidson, Inc., the iconic American motorcycle manufacturer. She holds an undergraduate degree in Procurement and Production Management from Bowling Green State University and an MBA from Cleveland State University.

Jim Fish, President and Chief Executive Officer stated, “Both Maryrose and Sean bring a broad range of experience and deep subject matter expertise that will help WM continue to improve and differentiate our services, innovate and grow. Their knowledge of logistics, technology, and sustainability will be valuable to our Senior Leadership Team. We look forward to working with them as they join our diverse Board.”

Mr. Menke will serve on the Audit Committee, and Ms. Sylvester will serve on the Management Development and Compensation Committee. These elections expand Waste Management’s board of directors to 10 members, nine of whom are independent directors.

about waste management

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America, providing services throughout the United States and Canada. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com.

###